For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Reports Improved First Quarter 2013 Results

Indianapolis, Indiana (April 29, 2013) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported first quarter 2013 net income of $0.3 million, or $0.01 per diluted share, compared to a net loss of $7.1 million, or $0.15 per diluted share, in the first quarter 2012.

"I am pleased that during our seasonally most challenging quarter, we were able to restore our consolidated results to profitability," said Bryan Bedford, Chairman and CEO of Republic Airways Holdings. "This is the first time in four years that we have produced positive earnings during the first quarter and our results reflect the continued improvement in the business and the substantial efforts of my coworkers and our senior leadership team."

Republic Segment Summary

Republic revenues decreased 8.6% from the first quarter of 2012 to $324.7 million in the first quarter of 2013. Republic passenger service revenue decreased $52.2 million due to operating 12 fewer E190 aircraft under pro-rate operations with Frontier Airlines. Five of the aircraft were moved into fixed-fee charter service, five aircraft were sold over the last two quarters, and two aircraft were returned to lessors. Fixed-fee service revenues increased 9.4% to $304.0 million, despite the removal of fuel expense and the related reimbursement on our United E170 fixed-fee agreement, which accounted for $24.6 million of revenues in the prior year's first quarter. This reduction was more than offset by revenue from the growth in our Q400 operations at United and our new E190 fixed-fee charter service agreement.

Fuel costs for Republic decreased $46.2 million to $13.6 million for the quarter. The fuel cost per gallon, including into-plane taxes and fees, increased to $3.86 per gallon in the first quarter of 2013, compared to $3.33 per gallon in the prior year's first quarter. The fuel cost per gallon related to our fixed-fee charter agreement is generally higher than our pro-rate operations and is treated as a pass through cost under the agreement.

Pre-tax income improved to $20.6 million, from $10.9 million in the prior year's first quarter. The prior year's first quarter included $5.3 million of expense for idled aircraft, and this year's first quarter includes the benefit of our ERJ restructuring effort completed in late 2012.

As of March 31, 2013, Republic operated 70 aircraft with 44-50 seats and 152 aircraft with 69-99 seats to support its fixed-fee commercial agreements. Under the pro-rate agreement with Frontier, Republic operated five 99-seat E190 aircraft. Compared to March 31, 2012, this reflects a net increase of six aircraft for the Republic segment. The Company has returned or subleased three ERJ aircraft, placed 16 Q400 aircraft into service, sold five E190 aircraft, and returned two E190 aircraft to the lessor over the past year.

Frontier Segment Summary

Frontier total revenues decreased 9.2% to $310.9 million for the quarter, compared to $342.4 million for the same period in 2012. Capacity on Frontier, as measured by available seat miles (ASMs), was down 12.6%

from the prior year's first quarter, as a result of four fewer Airbus aircraft in operation. Load factor for the first quarter was 87.8%, an increase of 3.1 points from the first quarter of 2012. Total revenue per ASM (TRASM) increased 3.9% to 11.86 cents in the first quarter 2013 from 11.41 cents in the first quarter 2012.

Fuel costs for Frontier were $118.0 million for the quarter, a decrease of $13.9 million from the prior year's first quarter. The fuel cost per gallon, including into-plane taxes and fees, increased to $3.41 per gallon in the first quarter 2013, compared to $3.39 per gallon in the prior year's first quarter. The first quarter 2013 result included a gain on fuel hedges of $0.4 million.

The operating unit cost for Frontier, excluding fuel, was 8.08 cents for the first quarter 2013, a 5.2% increase compared to 7.68 cents for the same quarter 2012.

For the quarter ended March 31, 2013, Frontier posted a pre-tax loss of $20.1 million compared to a pre-tax loss of $21.6 million for the quarter ended March 31, 2012. Frontier recorded $5.9 million, or 0.23 cents per ASM and $0.07 per diluted share, of aircraft return costs associated with the return of five leased Airbus A318 and A319 aircraft during the first quarter of 2013.

As of March 31, 2013, Frontier operated 56 Airbus aircraft compared to 60 Airbus aircraft as of March 31, 2012. Frontier returned two A318 aircraft and three A319 aircraft and took delivery of one leased A320 aircraft.

Recent Business Developments

On March 12, 2013, the Company received bankruptcy court approval of its capacity purchase agreement (CPA), as amended, with American Airlines to operate 47 ERJ aircraft in fixed-fee operations. The first aircraft is expected to be delivered in July and is scheduled to enter service for American on August 1, 2013. The Company anticipates taking delivery of 18 new E175 aircraft in 2013.

Balance Sheet and Liquidity

The Company's total cash balance increased $34.2 million to $428.5 million as of March 31, 2013, compared to December 31, 2012. Restricted cash increased $35.8 million, to $182.9 million, from December 31, 2012. The Company's unrestricted cash balance decreased $1.6 million, to $245.6 million, from December 31, 2012. A condensed cash flow statement has been included in the tables section of this release.

The Company's debt decreased to $2.0 billion as of March 31, 2013, compared to $2.1 billion at December 31, 2012. As of March 31, 2013, almost 90% of the debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 6.0% discount factor, the present value of these lease obligations was approximately $0.9 billion and $1.0 billion as of March 31, 2013 and December 31, 2012, respectively. A condensed consolidated balance sheet has been provided in the tables section of this release.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 280 aircraft and offer scheduled passenger service on nearly 1,500 flights daily to over 145 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica,

Dominican Republic, Jamaica, Mexico and Turks and Caicos Islands under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including AmericanConnection, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its first quarter 2013 results tomorrow morning (Tuesday, April 30, 2013) at 10:00 a.m. EDT. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings' website at www.rjet.com. Those wishing to participate can do so by calling 877-546-5020. International callers can participate by calling +1-857-244-7552; the password is 89836443.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (In millions, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2013	2012	Change
OPERATING REVENUES
Fixed-fee service	$304.0	$278.0	9.4%
Passenger service	287.5	373.5	(23.0)%
Charter and other	44.1	46.1	(4.3)%
Total operating revenues	635.6	697.6	(8.9)%

OPERATING EXPENSES
Wages and benefits	146.7	138.8	5.7%
Aircraft fuel	131.6	191.7	(31.4)%
Landing fees and airport rents	41.5	45.2	(8.2)%
Aircraft and engine rent	60.9	62.7	(2.9)%
Maintenance and repair	75.1	75.5	(0.5)%
Insurance and taxes	9.5	10.5	(9.5)%
Depreciation and amortization	44.3	47.7	(7.1)%
Promotion and sales	21.7	29.8	(27.2)%
Other	74.2	73.5	1.0%
Total operating expenses	605.5	675.4	(10.3)%
OPERATING INCOME (LOSS)	30.1	22.2	35.6%

OTHER INCOME (EXPENSE)
Interest expense	(29.7)	(32.9)	9.7%
Other - net	0.1	—	—%
Total other expense	(29.6)	(32.9)	10.0%

INCOME (LOSS) BEFORE INCOME TAXES	0.5	(10.7)	104.7%

INCOME TAX EXPENSE (BENEFIT)	0.2	(3.6)	105.6%

NET INCOME (LOSS)	$0.3	$(7.1)	104.2%
PER SHARE, BASIC	$0.01	$(0.15)	106.7%
PER SHARE, DILUTED	$0.01	$(0.15)	106.7%
Weighted average common shares
Basic	48.7	48.4	0.6%
Diluted	49.3	48.4	1.9%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share amounts) (Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$245.6	$247.2
Restricted cash	182.9	147.1
Receivables, net of allowance for doubtful accounts of $3.1 and $2.9, respectively	77.0	79.5
Inventories	83.5	86.5
Prepaid expenses and other current assets	42.7	44.4
Deferred income taxes	63.4	31.3
Total current assets	695.1	636.0
Aircraft and other equipment, net	2,458.1	2,546.7
Maintenance deposits	181.4	170.0
Other intangible assets, net	63.3	65.0
Other assets	307.4	237.5
Total assets	$3,705.3	$3,655.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$275.5	$276.2
Accounts payable	47.2	29.8
Air traffic liability	163.3	146.6
Deferred frequent flyer revenue	54.3	54.8
Accrued liabilities	262.9	238.8
Total current liabilities	803.2	746.2
Long-term debt, less current portion	1,761.6	1,843.3
Deferred frequent flyer revenue, less current portion	57.7	57.8
Deferred credits and other non-current liabilities	149.0	109.8
Deferred income taxes	416.9	384.6
Total liabilities	3,188.4	3,141.7
Commitments and Contingencies	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; one vote per share;150,000,000 shares authorized; 59,105,365 and 58,529,449 shares issued and 49,098,395 and 48,558,312 shares outstanding, respectively	—	—
Additional paid-in-capital	415.2	412.1
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(5.0)	(5.0)
Accumulated earnings	288.5	288.2
Total stockholders' equity	516.9	513.5
Total liabilities and stockholders' equity	$3,705.3	$3,655.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Three Months Ended March 31,
	2013	2012

NET CASH FROM OPERATING ACTIVITIES	$47.7	$24.6
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(7.0)	(12.0)
Proceeds from sale of aircraft, slots and other assets	39.9	0.4
Other, net	(2.3)	(3.5)
NET CASH FROM INVESTING ACTIVITIES	30.6	(15.1)
FINANCING ACTIVITIES:
Payments on debt	(48.3)	(51.1)
Proceeds from debt issuance	1.2	—
Payments on early extinguishment of debt	(34.6)	—
Proceeds from exercise of stock options	2.3	—
Other, net	(0.5)	(0.2)
NET CASH FROM FINANCING ACTIVITIES	(79.9)	(51.3)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1.6)	(41.8)
CASH AND CASH EQUIVALENTS, Beginning of period	247.2	219.3
CASH AND CASH EQUIVALENTS, End of period	$245.6	$177.5

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended March 31,
Operating Highlights – Republic	2013	2012	Change
Fixed-fee service	$304.0	$278.0	9.4%
Passenger service	15.2	67.4	(77.4)%
Charter and other	5.5	9.8	(43.9)%
Total revenues (millions)	$324.7	$355.2	(8.6)%

Total fuel expense (millions)[1]	$13.6	$59.8	(77.3)%
Operating aircraft at period end:
44-50 seats	70	73	(4.1)%
69-99 seats	157	148	6.1%
Block hours	177,579	174,701	1.6%
Departures	102,624	100,819	1.8%
Passengers carried	4,780,141	4,517,954	5.8%
Revenue passenger miles (millions)	2,294	2,301	(0.3)%
Available seat miles (millions)	3,168	3,370	(6.0)%
Passenger load factor	72.4%	68.3%	4.1 points
Total cost per available seat mile, including interest expense (cents)	9.60	10.22	(6.1)%
Cost per available seat mile, including interest and excluding fuel expense and excluding items (cents)	9.17	8.44	8.6%
Gallons consumed	3,524,032	17,970,351	(80.4)%
Average cost per gallon	$3.86	$3.33	15.9%
Average daily utilization of each scheduled aircraft (hours)	9.5	9.9	(4.0)%
Average stage length	468	468	—%
Average seat density	66	68	(2.9)%

[1] Includes $24.6 million for the three months ended March 31, 2012, which was passed-through under our fixed-fee agreements with our partners.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended March 31,
	2013	2012	Change
Operating Highlights – Frontier
Passenger service	$272.3	$306.1	(11.0)%
Charter and other	38.6	36.3	6.3%
Total revenues (millions)	$310.9	$342.4	(9.2)%

Total fuel expense (millions)	$118.0	$131.9	(10.5)%
Operating aircraft at period end:
120 seats	2	4	(50.0)%
136-138 seats	38	41	(7.3)%
162-168 seats	16	15	6.7%
Passengers carried	2,394,723	2,517,472	(4.9)%
Revenue passenger miles (millions)	2,301	2,541	(9.4)%
Available seat miles (millions)	2,622	3,000	(12.6)%
Passenger load factor	87.8%	84.7%	3.1 points
Total revenue per available seat mile (cents)	11.86	11.41	3.9%
Operating cost per available seat mile (cents)[1]	12.58	12.08	4.1%
Fuel cost per available seat mile (cents)[1]	4.50	4.40	2.3%
Cost per available seat mile, excluding fuel expense (cents)	8.08	7.68	5.2%
Gallons consumed	34,582,371	38,957,370	(11.2)%
Average cost per gallon[1]	$3.41	$3.39	0.6%
Block hours	47,343	54,923	(13.8)%
Departures	18,974	21,246	(10.7)%
Average daily utilization of each scheduled aircraft (hours)	9.8	10.3	(4.9)%
Average stage length	952	1,029	(7.5)%
Average seat density	144	142	1.4%

[1] Includes a mark-to-market fuel hedge benefit of $0.4 million for the three months ended March 31, 2013.